UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2021

CW PETROLEUM CORP

(Exact name of issuer as specified in its charter)

Wyoming	20-2765559
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

2717 COMMERCIAL CENTER BLVD., SUITE E200 PMB 264

KATY, TEXAS 77494

(Full mailing address of principal executive offices)

(281) 817-8099

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

CW PETROLEUM CORP

PART II

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Some of the statements in this Annual Report on Form 1-K constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	our business prospects;

●	our contractual arrangements and relationships with third parties;

●	the dependence of our future success on the general economy and its impact on the industries in which we may be involved;

●	the adequacy of our cash resources and working capital, and

●	other factors identified in our filings with the SEC, press releases, if any and other public communications.

Although the forward-looking statements in this Annual Report on Form 1-K are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Annual Report on Form 1-K or otherwise make public statements updating our forward-looking statements.

Item 1. Business

Overview

CW Petroleum Corp was incorporated in the State of Texas on April 29, 2005 and began operations in 2011. On April 14, 2018, CW Petroleum Corp was incorporated in the State of Wyoming. On April 15, 2018, the Texas corporation became a wholly-owned subsidiary of the Company through a share exchange. CW Petroleum Corp (Wyoming) is a holding company and, through our wholly-owned subsidiary, we supply and distribute biodiesel, biodiesel blends, ultra-low sulfur diesel, gasoline blends, renewable gasoline, and a proprietary EPA-approved reformulated no ethanol gasoline to distributors, convenience stores, and marinas.

CW Petroleum Corp (Wyoming) is a holding company and has no operations. The purpose in forming the holding company was to limit liability, create a streamlined management, and maintain ownership over each subsidiary.

We are licensed by the Environmental Protection Agency (the “EPA”) to create our own proprietary gasoline blends based on Isobutanol as a replacement for Ethanol now used in most of the largest metropolitan areas of the U.S. This market for Isobutanol/Gasoline blends alone is in excess of $1 billion per year. Isobutanol blends are suited for marine/small engine/high performance and classic car applications where ethanol-related corrosion and water separation is a major issue. Gasoline blended with 12.5% Isobutanol meets EPA criteria for reformulated gasoline (RFG) markets.

We are licensed to distribute Diesel Fuel & Gasoline by the State of Texas, Louisiana, Oklahoma, California, Colorado, New Jersey, Maryland, Pennsylvania, and Arizona

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Government Regulation

We hold the below Federal, State and EPA licenses to blend and distribute renewable and motor fuels across the U.S.:

●	Federal Motor Carrier Safety Association (FMCSA) – 49 CFR - https://www.fmcsa.dot.gov/regulations;

●	IRS 637 Registration Program - https://www.irs.gov/businesses/small-businesses-self-employed/637-registration-program;

●	Texas Motor Fuels Tax Code: Chapter 162 – https://statutes.capitol.texas.gov/Docs/TX/htm/TX.162.htm;

●	Louisiana Motor Fuels Tax Code: https://revenue.louisiana.gov/Faq/QuestionsAndAnswers/3;

●	Oklahoma Motor Fuels Tax Code: Section 500 Article 5 - https://casetext.com/statute/oklahoma-statutes/title-68-revenue-and-taxation/chapter-1-tax-codes/article-5-motor-fuel-tax-code ;

●	California Motor Fuels Tax Code: Title 18, Div. 2, Chapter 1 - https://www.cdtfa.ca.gov/lawguides/vol3/mvftr/mvftr-all.html;

●	New Jersey Motor Fuels Tax Code: https://www.state.nj.us/treasury/taxation/motorfuels.shtml;

●	Pennsylvania Motor Fuels Tax Code: Title 75, Chapter 90 - https://www.legis.state.pa.us/cfdocs/legis/LI/consCheck.cfm?txtType=HTM&ttl=75&div=0&chpt=90;

●	Maryland Motor Fuels Tax Code: https://www.marylandtaxes.gov/business/motor-fuel/index.php; and

●	Colorado Motor Fuels Tax Code: https://tax.colorado.gov/fuel-tax-gasoline-special-fuels

●	Arizona Motor Fuels Tax Code: https://azdot.gov/motor-vehicles/professional-services/fuel-tax-information

Licenses

We are licensed to sell motor fuel in:

●	Texas: Supplier of Gasoline and Diesel Fuel;

●	Louisiana: Supplier of Gasoline and Diesel Fuel;

●	Oklahoma: Exporter, Wholesaler, Fuel Vendor;

●	California: Supplier Gasoline and Diesel Fuel;

●	New Jersey: Supplier of Motor Fuels;

●	Pennsylvania – Class 1 Refiner/Wholesaler (All Fuels);

●	Maryland – Class B Gasoline Dealer;

●	Colorado – Diesel Fuel, Exporter; and

●	Arizona – Supplier of Gasoline and Diesel Fuel.

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Blending and Pipeline Shipping Licenses:

●	Federal Licenses: IRS 637 (Excise Tax) “S” Position Holder, “M” Blender & “AL” Alternative Fueler

●	Pipeline Shipper Refined Products: Magellan South and Mountain Pipeline Systems

	○	Kinder Morgan SFPP Pipeline

	○	Colonial Pipeline

EPA Licenses:

●	EPA Registered Activities #6026: Renewable Fuels Exporter/Oxygenate Blender/Refiner

●	EPA Licensed Isobutanol Additive Gasoline Blender

Business Segments

●	Isobutanol Blended Gasoline Sales – We have developed and are currently selling a proprietary reformulated no ethanol gasoline blended manufactured by the Company for the marine, small engine, classic and high-performance auto industries to convenience stores, marinas, and fuel distributors. We utilize our own blend tank and fuel trailers to create our propriety gasoline blends. We Do not own a bulk distribution plant or require leasing tanks at a tank terminal or refinery. We currently lease land where the blending is performed.

●	Pipeline Sales – We purchase spot volumes from numerous refinery locations, and ship volumes of gasoline and diesel fuel (5,000-25,000 barrels per shipment) to oil companies within the Magellan, Colonial and Kinder Morgan SFPP pipeline systems. We currently have a hedging operation in place and utilize when needed.

The various aspects of our business are:

Trading/Delivering of Fuels – involves sending a truck to a fuel rack/terminal where it picks up the fuel and delivers it to customers. The customers include retailers, convenience stores that also sell gasoline and diesel fuel and fuel distributors that deliver to their own customers.

We deliver regular gasoline, diesel fuel, and biodiesel fuel. We also can deliver non-ethanol fuel that uses isobutanol in place of ethanol in Reformulated Gasoline Markets (see paragraph below). If the fuel to be delivered is a biofuel or needs other blending, our truck goes to a blending station to obtain the fuel needed for the blend. The blending is done in the truck and then delivered.

Much of the fuel currently delivered by us needs to be blended. Reformulated gasoline (“RFG”) is gasoline blended to burn more cleanly than conventional gasoline and to reduce smog-forming and toxic pollutants in the air we breathe. The RFG program was mandated by Congress in the Clean Air Act Amendments of 1990 (the “Clean Air Act”). RFG is required in cities with high smog levels and is optional elsewhere. RFG is currently used in 17 states and the District of Columbia. About 30% of gasoline sold in the U.S. is reformulated. The Houston-Galveston-Brazoria nonattainment area is required by the Clean Air Act to use RFG. This eight-county area includes Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery, and Waller Counties. These are the principal areas where we have operated since inception.

We have an inventory position at Magellan Terminals and are seeking fuel inventory positions at other terminals and pipelines. The various terminals require a user to maintain agreed upon amounts of inventory with the terminal. However, our limited resources have limited our ability to make use of these large terminals and pipelines, since large purchases are standard for most terminals.

Our payments to our vendors range from prepayment to net ten-day payments. We bill our customers on a comparable basis.

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Currently we own two trucks and seven trailers. Our CEO, Christopher Williams negotiates all contracts with customers.

Our Products and Services

We deliver regular gasoline, diesel fuel and biodiesel fuel. We also can deliver nonethanol fuel that uses Isobutanol in place of ethanol in Reformulated Gasoline Markets (see paragraph below). If the fuel to be delivered is a biofuel or needs other blending, our truck goes to a blending station to obtain the fuel needed for the blend. The blending is done in the truck and then delivered.

We provide the following product’s for sale:

●	biodiesel – B100 and B99.9;

●	reformulated and conventional gasoline with 10% ethanol;

●	ultra-low sulfur diesel fuel with or without biodiesel blends (5%-20%);

●	reformulated 12.5% isobutanol blended no ethanol gasoline;

●	RIN trading – D4, D5, D6 and cellulosic (D3 or D7) RIN trading services; and

●	biodiesel additives – cetane and algae tank management.

We provide the following services for internal, and 3rd Party (For Hire):

●	transportation hauling of refined products and chemicals for our ourselves along with 3rd party Common Carrier (For Hire) services;

●	tote service – offloading fuels and chemicals directly from the truck into approved 275- or 330-gallon plastic totes;

●	drumming service - offloading fuels and chemicals directly from the truck into approved 55-gallon drums;

●	transloading services - offloading fuels and chemicals directly from the truck to and from approved railroad tank cars; and

●	metered offloads/split drops – we utilize our built-in fuel meters located on our trailer to provide an accurate ticket showing gallons of motor fuels and chemicals delivered at each customer location.

Much of the fuel currently delivered by us needs to be blended. RFG is gasoline blended to burn more cleanly than conventional gasoline and to reduce smog-forming and toxic pollutants in the air we breathe. The RFG program was mandated by Congress in the Clean Air Act. RFG is required in cities with high smog levels and is optional elsewhere. RFG is currently used in 17 states and the District of Columbia. About 30% of gasoline sold in the U.S. is reformulated. The Houston-Galveston-Brazoria nonattainment area is required by the Clean Air Act to use RFG. This eight-county area includes Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery, and Waller Counties. These are the principal areas where we have operated since inception.

We have an inventory position at Magellan Terminals and are seeking fuel inventory positions at other terminals and pipelines. The various terminals require a user to maintain agreed upon amounts of inventory with the terminal. However, our limited resources have limited our ability to make use of these large terminals and pipelines, since large purchases are standard for most terminals.

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Our Growth Strategy

Our plan for the future consists of increasing the number of trucks owned and having the resources to make large shipments through pipelines. In addition, we plan to:

Open a Specialty Bending Facility – which would be opened near a major fuel rack facility. This would allow us to blend biodiesel with diesel fuel needed by our retail customers. It would also permit distributors that pickup diesel fuel from the fuel rack terminal to do the same thing which will provide another source of revenue. Construction of this facility, which will look like the photo below, will cost an estimated $500,000 for land, equipment and site work.

Convenience Stores – We plan to open convenience stores that will have fuel islands in their parking lots. The locations of these stores will be in areas inside of the RFG requirement zones and areas near the Gulf of Mexico or lakes used by boat owners. Boat owners often prefer to use non-ethanol fuel because it is more stable and means less engine maintenance costs if the boat is idle for periods of time. These fuels are a bit more profitable for the retailer as well.

We would provide all the fuels sold at these convenience stores and initially engage contract management to manage the retail side of the convenience stores.

No assurances can be given as to the likely success that we will have in implementing our plans or, if successful, the timing that it will require.

Competition and Industry

We are unaware of any other U.S. company currently blending Isobutanol at 12.5% into commercial gasoline for sale at retail stations. While the barriers to entry in our industry are low, there are various state, federal, and EPA licenses needed to create their own proprietary blends of gasoline for commercial sales.

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Our Employees

As of the date of this Annual Report on Form 1-K, we have two full-time employees, including Christopher Williams, and one contract worker. They devote 100% of their time to us. Graham Williams works part-time. We currently use contractors to perform all other needed work. Mr. Christopher Williams does not have an employment agreement. If and when revenue increases, we will consider hiring additional full-time employees and enter into employment agreements with Mr. Christopher Williams and our other employees.

Our Properties

Our Corporate office location is 2717 Commercial Center Blvd., Suite E200 PMB 264, Katy, Texas 77494. The office space used by us is provided by Christopher Williams at no cost to us. Our main office telephone number is (281) 817-8099. Our website address is cwpetroleumcorp.com. We do not incorporate the information on or accessible through our website into this Annual Report on Form 1-K. We have included our website address in this Annual Report on Form 1-K solely as an inactive textual reference.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury caused by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

CW Petroleum Corp was incorporated in the State of Texas on April 29, 2005 and began operations in 2011. On April 14, 2018, CW Petroleum Corp was incorporated in the State of Wyoming. On April 15, 2018, the Texas corporation became a wholly-owned subsidiary of the Company through a share exchange. CW Petroleum Corp (Wyoming) is a holding company and, through our wholly-owned subsidiary, we supply and distribute biodiesel, biodiesel blends, ultra-low sulfur diesel, gasoline blends, renewable gasoline, and a proprietary EPA-approved reformulated no ethanol gasoline to distributors, convenience stores, and marinas.

CW Petroleum Corp (Wyoming) is a holding company and has no operations. The purpose in forming the holding company was to limit liability, create a streamlined management, and maintain ownership over each subsidiary.

The various aspects of our business are:

Trading/Delivering of Fuels – involves sending a truck to a fuel rack/terminal where it picks up the fuel and delivers it to customers. The customers include retailers, convenience stores that also sell gasoline and diesel fuel and fuel distributors that deliver to their own customers.

We deliver regular gasoline, diesel fuel, and biodiesel fuel. We also can deliver non-ethanol fuel that uses isobutanol in place of ethanol in Reformulated Gasoline Markets (see paragraph below). If the fuel to be delivered is a biofuel or needs other blending, our truck goes to a blending station to obtain the fuel needed for the blend. The blending is done in the truck and then delivered.

Much of the fuel currently delivered by us needs to be blended. Reformulated gasoline (“RFG”) is gasoline blended to burn more cleanly than conventional gasoline and to reduce smog-forming and toxic pollutants in the air we breathe. The RFG program was mandated by Congress in the Clean Air Act Amendments of 1990 (the “Clean Air Act”). RFG is required in cities with high smog levels and is optional elsewhere. RFG is currently used in 17 states and the District of Columbia. About 30% of gasoline sold in the U.S. is reformulated. The Houston-Galveston-Brazoria nonattainment area is required by the Clean Air Act to use RFG. This eight-county area includes Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery, and Waller Counties. These are the principal areas where we have operated since inception.

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We have an inventory position at Magellan Terminals and are seeking fuel inventory positions at other terminals and pipelines. The various terminals require a user to maintain agreed upon amounts of inventory with the terminal. However, our limited resources have limited our ability to make use of these large terminals and pipelines, since large purchases are standard for most terminals.

Our payments to our vendors range from prepayment to net ten-day payments. We bill our customers on a comparable basis.

Currently we own two trucks and seven trailers. Our CEO, Christopher Williams negotiates all contracts with customers.

Effects of the COVID-19 Pandemic

The unprecedented and adverse effects of COVID-19 (including new and emerging strains and variants), and its unpredictable duration, in the regions where we have employees and consumers has an adverse effect on operations and may in the future have a material adverse effect on our liquidity and financial condition.

Effects of the Russian Invasion of Ukraine

In response to Russia’s military action in Ukraine in 2022, the U.S., E.U., U.K. and many other countries have imposed broad economic and trade sanctions. The scope of these sanctions has evolved at pace and continues to do so across various jurisdictions including restrictions on dealing with designated individuals and entities; restrictions on the Russian financial sector; blocking economic activity in the Luhansk and Donetsk regions of Ukraine; and imposing export controls limiting the export of a wide range of goods and technical assistance to Russia. In the U.S., President Biden has issued an Executive Order prohibiting: the importation into the U.S. of crude oil, LNG and various other hydrocarbon products of Russian origin; new investment in the Russian energy sector by U.S. persons; and designates certain participatory actions by U.S. persons or persons within the U.S. in transactions which are prohibited.

On March 15, 2022, the E.U. issued further sanctions prohibiting dealings with entities established in Russia and specifically designated certain Russian entities within the relevant E.U. regulation. Limited exemptions apply to these prohibitions including in respect of transactions which are necessary for the purchase, import or transport of fossil fuels (including oil and gas) and other commodities into the E.U., and transactions relating to energy projects outside of Russia in which a sanctioned entity is a minority shareholder.

The E.U. has also prohibited certain investments, financing and participation in the Russian energy sector. This includes prohibiting the acquisition of any new, or the extension of any existing, participation in any legal entity or body, whether established in Russian or any non-E.U. country which operates in the Russian energy sector and the provision of credit or certain other financing to such entities. The creation of new joint ventures with such entities is also prohibited. Derogations from these prohibitions may be sought if an activity is necessary for ensuring critical energy supply to the E.U. or it exclusively concerns a legal entity operating in the Russian energy sector and which is owned by an EU legal entity.

In response, Russia has implemented new counter-sanctions including restrictions on the divestment from Russian assets by foreign investors and a temporary prohibition on registrars and depositories from making payment of dividends and interest on Russian securities in favor of foreign investors. Further details including confirmation of the precise terms or application of these counter-sanctions are not yet known.

Financial Operations Overview

The following discussion sets forth certain components of our consolidated statements of operations as well as factors that impact those items.

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Results of Operations

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for the years ended December 31, 2021 and 2020, respectively. We have derived this data from our audited annual consolidated financial statements included elsewhere in this Annual Report on Form 1-K.

Results of Operations for the Years Ended December 31, 2021 and 2020

Our revenue for the year ended December 31, 2021, was $8,269,909, an 16% increase from the year ended December 31, 2020 revenue of $7,043,926. We recognized $0 in bonuses or rebates in the year ended December 31, 2021 as opposed to $107,017 in the year ended December 31, 2020, which we recorded as part of other income.

Cost of revenue amounted to $7,198,588 for the year ended December 31, 2021, a 20% increase from the prior year ended December 31, 2020 total of 6,004,725 resulting in part by the increase in sales.

Our gross margin on total costs of revenue amounted to approximately $1,071,321 in the year ended December 31, 2021, a 3% increase from the prior year ended December 31, 2020 total of approximately $1,039,201.

For the year ended December 31, 2021, we produced net loss of $1,542,938 a $1,649,777 decrease from the year ended December 31, 2020 net income of $106,839 resulting primarily from non-cash offering costs of $666,017 and shares issued as officer compensation of $730,800.

Our sales of $8,269,909 in 2021 compared to $7,043,926 in 2020.

We had losses of $1,542,938 and an EBITDA of $(1,305,786) for the year ended December 31, 2021.

Liquidity and Capital Resources

All funding to date has been provided by the shareholders through non-convertible debt and equity sales, operations and equipment financing.

On December 31, 2021, our cash balance amounted to $281,504 compared to $572,217 as of December 31, 2020. Our net working capital has decreased by approximately $588,692 during the same time period.

Cash Flows

Cash generated from operations for the year ended December 31, 2021, amounted to $224,095, a 67% decrease from the year ended December 31, 2020, total of $667,441. This decrease resulted primarily from an increase in accounts receivable and a decrease in net income.

During the year ended December 31, 2021, our cash used in investing activities was $400, a 82% decrease from the year ended December 31, 2020, total of $2,245, due to cash paid for more fixed assets in 2020.

Cash used in financing activities for the year ended December 31, 2021, was $514,408 due to the deferred offering costs and debt payments on installment notes on transportation equipment offset by proceeds from the issuance of Common Stock. Cash used in financing activities for the year ended December 31, 2020, was $351,454 due to the deferred offering costs and debt payments on installment notes on transportation equipment offset by proceeds from the SBA loan, which has been forgiven.

Trends

Our only trend information relates to the price of oil. We have a limited capacity of inventory storage and containment facilities which limited our revenue capacity. Therefor increases and decreases in revenue are primarily attributable to the price of diesel fuel and oil.

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Critical Accounting Policies

The following are deemed to be the most significant accounting estimates affecting us and our results of operations:

Inventories

Inventories are valued primarily using average cost and are stated at the lower of average cost or market. We utilize a variety of fuel indices and other indicators of market value. Sharp negative changes in these indices can result in reduction of our inventory valuation, which could have an adverse impact on our results of operations in the period in which we take the adjustment. Historically these adjustments have not had a significant impact on our consolidated statements of operations. Components of inventory include fuel purchase costs, the related transportation costs and changes in the estimated fair market values for inventories included in a fair value hedge relationship.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Fuel sales are generated as a fuel reseller as well as from on-hand inventory supply. When acting as a fuel reseller, the Company generally purchases fuel from the supplier, and contemporaneously resells the fuel to the customer, normally taking delivery for purchased fuel at the same place and time as the delivery is made to the customer. The Company records the gross sale of the fuel as we generally take inventory risk, have latitude in establishing the sales price, have discretion in the supplier selection, maintain credit risk and are the primary obligor in the sales arrangement.

The Company records the sale of fuel-related services on a gross basis as we generally have latitude in establishing the sales price, have discretion in supplier selection, maintain credit risk and are the primary obligor in the sales arrangement.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the financial accounting standards board (the “FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date or possibly early adopted, where permitted. Unless otherwise discussed, the impact of recently issued standards that are not yet effective are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) guidance on leases, with amendments issued in 2018. The guidance requires lessees to recognize most leases on the balance sheet but does not change the manner in which expenses are recorded in the income statement. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The two permitted transition methods under the guidance are the modified retrospective transition approach, which requires application of the guidance for all comparative periods presented, and the cumulative effect adjustment approach, which requires prospective application at the adoption date. The Company adopted the standard on January 1, 2019. The Company does not have any long-term lease as of December 31, 2021 or December 31, 2020, as such the adoption of the standard has no impact on the Company’s financial statement and disclosures.

In December 2019 the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740). The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company does not believe the adoption of ASU-2019-12 will have a material impact on the Company’s financial statements.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

Item 3. Directors and Officers

Executive Officers and Directors

The following table sets forth certain information as of the date of this Annual Report on Form 10-K about our executive officers and members of our Board.

Name	Age	Title
Christopher Williams	45	President and Director

Graham Williams	77	Chief Financial Officer and Director

Greg Roda	61	Director

Christopher Williams – Mr. Williams founded the Company and has been devoted full-time to it since 2013. With a decade of experience in the energy industry, Mr. Williams brings a vast wealth of knowledge in the physical and financial trading of refined products and renewable fuels. His extensive background with price reporting, acquired during his tenure at Platts/McGraw-Hill, has led him to be pioneer in blending profitability through our fuel trading and distribution services. Mr. Williams holds a Bachelor of Science from the University of Houston, Minor Marketing

Graham Williams – Mr. Williams has worked with us since 2013 and currently serves as our Chief Financial Officer. Since 2012 he has been president of Tier 3 Capital, a private company that provides equipment loans, working capital loans, and accounts receivable financing. Mr. Williams holds a Bachelor of Science from Bishop’s University - Sherbrook, Quebec, Canada. We believe Mr. Williams is qualified as a director due to his experience in corporate finance.

Greg Roda – Mr. Roda became a director of the Company in 2018 and actively participates in the business in an advisory capacity. From September 2013 to May 2018, he spent five years as Chief Commercial officer of Gevo Inc., a technology company that produces Isobutanol from a genetically modified yeast in retro-fitted ethanol plants and is headquartered in Englewood, Colorado. Mr. Roda holds a Bachelor of Science in Engineering from the University of Michigan, and an M.B.A. from the University of Chicago.

Family Relationships

Christopher Williams and Graham Williams are related to each other as father and son.

Possible Potential Conflicts

The OTC Markets, on which our shares of Common Stock are quoted, does not currently have any director independence requirements.

No member of management is contracted by us to work on a full-time basis, including our President and Director, Christopher Williams. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer’s understanding of his/her fiduciary duties to us.

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Each of our officers and directors presently owes various fiduciary duties to the Company, including a duty of loyalty. The duty of loyalty requires board members to exercise their power in the interest of the organization and not in their own interest or the interest of another entity, particularly one with which they have a formal relationship. The duty of loyalty also includes a duty of confidentiality. We do not have a policy with respect to business opportunities or resolution of conflicts of interest and would defer to Wyoming law.

Code of Business Conduct and Ethics

We adopted a Code of Ethics and Business Conduct which is applicable to our future employees, and which also includes a Code of Ethics for our chief executive and principal financial officers and any persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote:

●	honest and ethical conduct;

●	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements;

●	compliance with applicable laws, rules, and regulations;

●	the prompt reporting violation of the code; and

●	accountability for adherence to the code.

The full text of our Code of Ethics is published on our website at https://cwpetroleumcorp.com/investors/code-of-ethics.

Board of Directors

We currently have three directors. There are no contractual obligations regarding the election of our directors.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. All officers are appointed annually by the board of directors and, subject to existing employment agreements (of which there are currently none) and serve at the discretion of the board. Currently, a person serving as a director receives no compensation for serving in the role as a director.

If at any point we have an even number of directors, tie votes on issues are resolved in favor of the chairman’s vote.

Involvement in Certain Legal Proceedings

During the past ten years, no present director, executive officer, or person nominated to become a director or an executive officer of the Company:

1.	had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he/she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he/she was an executive officer at or within two years before the time of such filing;

2.	was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other similar minor offenses);

3.	was subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from or otherwise limiting his/her involvement in any of the following activities:

i.	acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

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ii.	engaging in any type of business practice; or

iii.	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

4.	was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of a federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i), above, or to be associated with persons engaged in any such activity; or

5.	was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended, or vacated.

Committees of the Board of Directors

Our board of directors has not yet established an audit committee, a compensation committee, or a nominating and corporate governance committee.

All directors are reimbursed by us for any expenses incurred in attending board meetings provided that we have the resources to pay these fees.

EXECUTIVE COMPENSATION

The following discussion relates to the compensation of our named executive officers for years ended December 31, 2021 and 2020, consisting of Christopher Williams, our Chairman and Chief Executive Officer and Graham Williams, our Chief Financial Officer.

Fiscal Year 2021 and 2020 Summary Compensation Table

The following table shows, for the periods ended December 31, 2021, and 2020 all compensation awarded to or paid to, or earned by, our named executive officers.

Name and principal position	Year	Salary ($)	Stock Awards ($)		Total ($)
Christopher Williams, CEO and director	2021	50,000	243,600	(1)	293,600
	2020	50,000	0		50,000
Graham Williams, CFO and director	2021	0	243,600	(2)	243,600
	2020	0	0		0

(1)	On September 23, 2021, Mr. Williams was issued 3,000,000 shares of our Common Stock under the 2021 Stock Incentive Plan (the “Plan”) for services rendered. These shares were valued based on the closing price of the Common Stock as of September 23, 2021, which was $0.0812.

(2)	On September 23, 2021, Mr. Williams was issued 3,000,000 shares of our Common Stock under the Plan for services rendered. These shares were valued based on the closing price of the Common Stock as of September 23, 2021, which was $0.0812.

12

We currently have no written employment agreements with our named executive officers.

Graham Williams assists Christopher Williams in numerous aspects of the business. His current hours vary but average about 20 hours per week. It is planned that he will devote full-time to us when the offering is complete.

Director Compensation Table for Year Ended December 31, 2021

The following table sets forth information regarding compensation earned by each of our directors (excluding directors who are also named executive officers) during the fiscal year ended December 31, 2021:

Name and principal position	Year	Stock Awards ($)		Total ($)
Greg Roda, Director	2021	243,600	(1)	243,600

(1)	On September 23, 2021, Mr. Roda was issued 3,000,000 shares of our Common Stock under the Plan. These shares were valued based on the closing price of the Common Stock as of September 23, 2021, which was $0.0812.

Outstanding Equity Awards

As of December 31, 2021, there were no outstanding equity awards to our named executive officers that had not vested.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of April 25, 2022 by:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our capital stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The column entitled “Percentage of Shares Beneficially Owned—Before offering” is calculated based on shares of Common Stock outstanding as of April 25, 2022, assuming the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of shares of our Common Stock. The column entitled “Percentage of Shares Beneficially Owned—After offering” is based on shares of our Common Stock to be outstanding after this offering, including the shares of our Common Stock that we are selling in this offering.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities as well as any shares of Common Stock that the person has the right to acquire within 60 days of April 25, 2022 through the exercise of other rights. These shares are deemed to be outstanding and beneficially owned by the person holding those exercise rights for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

13

Except as otherwise noted below, the address for persons listed in the table is c/o CW Petroleum Corp, 2717 Commercial Center Blvd., Suite E200 PMB 264, Katy, Texas 77494.

Name, Title and Address of Beneficial Owner of Shares	Amount of Beneficial Ownership		Percentage of Shares Beneficially Owned(1)
Christopher Williams	113,000,000	(2)	92.36%
Graham Williams	4,000,000		17.90%
Greg Roda	3,300,000		14.77%

All directors and executive officers as a group (three persons)	120,300,000		98.33%

(1)	Based on 22,345,898 shares of Common Stock outstanding as of April 25, 2022.
(2)	Assuming the conversion of 1,000,000 shares of Series A Preferred Stock owned by Mr. Williams.

Item 5. Interest of Management and Others in Certain Transactions

Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” in this Annual Report on Form 1-K and the transactions described below, since January 1, 2020, there has not been any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, the lesser of (i) $120,000 or (ii) one percent of the average of our total assets for the last two completed fiscal years, and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Christopher Williams and Graham Williams are related to each other as father and son.

We issued 1,000,000 shares of Series A Preferred Stock to Christopher Williams at the time of incorporation in Wyoming in exchange for the organization efforts and business plan. The Series A Preferred Stock gives the holder 100 votes per share held on all shareholder votes, each share converts 100 shares of Common Stock at the option of the holder, and receives dividends, if declared by the Board of Directors.

As of December 31, 2021, we had $345,000 in short-team notes payable from our President.

We lease land for storage of transportation equipment on a month-to-month lease from our President for $1,500 per month.

Item 6. Other Information

None.

Item 7. Financial Statements

The financial statements required by this Item 7 are included in this Annual Report on Form 1-K on the following page.

14

INDEX TO FINANCIAL STATEMENTS

CW PETROLEUM CORP

15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

CW Petroleum Corp

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CW Petroleum Corp. (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the company has suffered net losses from operations in recent years and had a stockholders’ deficit as of December 31, 2021 and 2020, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB .

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern Analysis

As discussed in Note 2, the Company had a going concern due to net losses from operations in recent years and has an accumulated deficit as of December 31, 2021 and 2020.

Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate.

To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We have served as the Company’s auditor since 2018

Houston, TX

April 29, 2022

F-1

CW PETROLEUM CORP

Consolidated Balance Sheets

December 31, 2021 and 2020

	2021	2020
ASSETS
Current assets
Cash	$281,504	$572,217
Accounts receivable, net	159,988	74,603
Inventory	127,607	127,607
Deferred offering costs	-	350,008
Other current assets	8,300	8,300
Total current assets	577,399	1,132,735
Property and equipment, net	357,702	449,136
Other assets	17,613	10,026
Total assets	$952,714	$1,591,897
LIABILITES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$199,948	$220,396
Short term notes payable – related party	345,000	295,000
Current maturities of long-term debt	129,548	125,744
Total current liabilities	674,496	641,140
Long-term debt, net	287,613	494,673
Total liabilities	$962,109	$1,135,813
Shareholders’ equity (deficit)
Preferred stock –1,000,000 shares authorized, issued and outstanding with a par value of $.0001 per share	100	100
Common stock – 99,000,000 shares authorized, $0.0001 par value 22,345,898 and 13,304,065 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	2,235	1,331
Stock payable	300	300
Additional paid-in capital	1,757,719	681,164
Accumulated deficit	(1,769,749)	(226,811)
Total shareholders’ equity (deficit)	(9,395)	456,084
Total liabilities and shareholders’ equity (deficit)	$952,714	$1,591,897

The accompanying notes are an integral part of these consolidated financial statements

F-2

CW PETROLEUM CORP

Consolidated Statements of Operations

For the Years Ended December 31, 2021 and 2020

	2021	2020
Operations
Revenue
Fuel sales	$8,269,909	$7,043,926
Total revenue	8,269,909	7,043,926
Cost of revenue
Cost of fuel sold	6,869,111	5,651,724
Freight	201,182	218,931
Transport costs	128,295	134,070
Total cost of revenue	7,198,588	6,004,725
Margin on operations	1,071,321	1,039,201
Operating expenses	1,149,917	976,105
Offering costs	666,017	-
Officer compensation	730,800	-
Earnings (loss) from operations	(1,475,413)	63,096
Interest expense	63,031	63,900
Other (income)	-	(110,138)
Loss before income taxes	(1,538,444)	109,334

Income tax provision (recovery)
Current	4,494	2,495
Deferred	-	-
Total income tax provision (recovery)	4,494	2,495
Net (loss) income	$(1,542,938)	$106,839

Earnings Per Share
Weighted average shares outstanding	15,776,494	13,031,782
Basic and fully diluted earnings (loss) per share	$(0.10)	$0.01

The accompanying notes are an integral part of these consolidated financial statements

F-3

CW PETROLEUM CORP

Consolidated Statements of Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2021 and 2020

	Common Stock		Preferred Stock		Paid-In	Stock	Accumulated
Description	Shares	Amount	Shares	Amount	Capital	Payable	Deficit	Total
Balance December 31, 2019	12,973,500	$1,297	1,000,000	$100	$404,690	$300	$(333,650)	$72,737
Shares issued for services	330,565	34	-	-	279,974	-	-	280,008
Share buybacks	-	-	-	-	(3,500)	-	-	(3,500)
Net income (loss) for the year ended December 31, 2020	-	-	-	-	-	-	106,839	106,839
Balance December 31, 2020	13,304,065	1,331	1,000,000	100	681,164	300	(226,811)	456,084
Shares issued for services	-	-	-	-	315,009	-	-	315,009
Shares issued for cash	43,333	4	-	-	31,896	-	-	31,900
Shares issued for officer compensation	9,000,000	900	-	-	729,900		-	730,800
Share buybacks	(1,500)	-	-	-	(250)	-	-	(250)
Net loss for the year ended December 31, 2021	-	-	-	-	-	-	(1,542,938)	(1,542,938)

Balance December 31, 2021	22,345,898	2,235	1,000,000	100	1,757,719	300	(1,769,749)	(9,395)

The accompanying notes are an integral part of these consolidated financial statements

F-4

CW PETROLEUM CORP

Consolidated Statements of Cash Flow

For the Years Ended December 31, 2021 and 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,542,938)	$106,839
Gain on sale of an asset	-	(1,120)
Depreciation	169,627	157,647
Services paid for with common stock	315,009	280,008
Officer compensation	730,800	-
Bad debt expense	3,255	(15,000)
Changes in
Accounts receivable	(88,640)	117,427
Other current assets	665,017	(6,300)
Other Assets	(7,587)	(6,792)
Accounts payable and accrued expenses	(20,448)	44,732
NET CASH PROVIDED BY OPERATIONS	224,095	677,441
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	(400)	(5,345)
Proceeds sale of asset	-	3,100
NET CASH (USED IN) INVESTING ACTIVITIES	(400)	(2,245)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	31,900	-
Buybacks of shares	(250)	(3,500)
Proceeds from SBA loan	-	149,900
Deferred offering costs	(315,009)	(350,008)
Principal payments on debt	(281,049)	(142,846)
Proceeds from short term notes payable – related party	50,000	-
Principle payments on debt – related party	-	(5,000)
CASH FLOWS (USED IN) FINANCING ACTIVITIES	(514,408)	(351,454)
Change in cash and cash equivalents	(290,713)	323,742
Beginning of year	572,217	248,475
End of year	$281,504	572,217
Supplemental disclosures
Cash paid for income taxes	$-	-
Cash paid for interest	$63,031	73,995
Non-cash financing and investing activities
Installment notes issued for property acquisitions	$77,793	76,843

The accompanying notes are an integral part of these consolidated financial statements

F-5

Note 1 - Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

CW Petroleum Corp (CW or the Company) was incorporated in the state of Texas in 2005 and supplies biodiesel, biodiesel blends, ultra-low sulfur diesel and gasoline blends to distributors and end users. It reincorporated in Wyoming in April 2018.

The transaction in which CW became a Wyoming C corporation has been accounted for in a manner similar to a recapitalization for financial reporting purposes. The accompanying financial statements have been prepared as if the transaction had occurred on the first day of the first period included in the financial statements, and all operating data represents an ongoing continuation of the Company’s operations.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CW Fuel Transport Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could materially differ from estimated amounts. We evaluate our estimated assumptions based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Reclassifications

Certain amounts in the consolidated financial statements for the prior year have been reclassified to conform to the current year presentation. These reclassifications had no impact on net earnings, financial position, or cash flows.

Cash and Cash Equivalents

Our cash equivalents consist principally of overnight investments, bank money market accounts and bank time deposits which have an original maturity date of less than 90 days. These securities are carried at cost, which approximates market value. There were no cash equivalents as of December 31, 2021 or 2020.

Accounts Receivable and Allowance for Bad Debt

CW performs ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer’s current creditworthiness, as determined by our review of our customer’s credit information. We extend credit on an unsecured basis to most of our customers. Accounts receivables are deemed past due based on contractual terms agreed to with our customers. Although we analyze customers’ payment history and creditworthiness, we cannot predict with certainty that the customers to whom we extend credit will be able to remit payments on a timely basis, or at all. Because we extend credit on an unsecured basis to most of our customers, there is a possibility that any accounts receivable not collected will ultimately need to be written off. CW continuously monitors collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience with our customers, current market and industry conditions affecting our customers and any specific customer collection issues that we have identified.

F-6

Inventories

Inventories are valued primarily using average cost and are stated at the lower of average cost or market. CW utilizes a variety of fuel indices and other indicators of market value. Sharp negative changes in these indices can result in reduction of our inventory valuation, which could have an adverse impact on our results of operations in the period in which we take the adjustment. Historically these adjustments have not had a significant impact on our consolidated statements of operations. Components of inventory include fuel purchase costs, the related transportation costs and changes in the estimated fair market values for inventories included in a fair value hedge relationship.

Fair Value of Financial Instruments

Financial instruments include accounts receivable, accounts payable and notes payable and are considered reflected a market value based on the short-term nature of these instruments.

Deferred offering Costs

Deferred offering costs consist primarily of legal, accounting, consulting, and other direct and incremental fees and expenses related to the Company’s Investment Bank, Cappello Global, LLC. At December 31, 2021 and 2020, deferred offering costs of $0 and $350,008 respectively, were recorded to the consolidated balance sheet. The deferred offering costs amount of $350,008 was expensed as part of offering costs in the statement of operations as of December 31, 2021. Total offering costs related to this offering were $666,017 and $0 as of December 31, 2021 and 2020, respectively.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets which are all five years.

Costs of major additions and improvements are capitalized while expenditures for maintenance and repairs, which do not extend the life of the asset, are expensed. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is credited or charged to income. Long-lived assets held and used by us are reviewed based on market factors and operational considerations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. The Company records the gross sale of the fuel as we generally take inventory risk, have latitude in establishing the sales price, have discretion in the supplier selection, maintain credit risk and are the primary obligor in the sales arrangement. Based on this evaluation, adoption does not have a material impact on our financial position, results of operations, or cash flows. Related disclosures have been expanded in line with the requirements of the standard.

F-7

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and income tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the income tax provision in the period that includes the enactment date.

CW must assess the likelihood that its deferred tax assets will be recovered from our future taxable income, and to the extent CW believes that recovery is not likely, CW must establish a valuation allowance against those deferred tax assets. Deferred tax liabilities generally represent items for which CW has already taken a deduction in our income tax return, but we have not yet recognized the items as expenses in our results of operations.

The state of Texas has a franchise tax based on earnings. This tax is considered a local income tax and is expensed in the year incurred.

Earnings per Common Share

Basic earnings per common share is computed by dividing net income attributable to CW Petroleum Corp and available to common shareholders by the sum of the weighted average number of shares of Common Stock. Diluted earnings per common share is computed by dividing net income attributable to us and available to common shareholders by the sum of the weighted average number of shares of Common Stock and the number of additional shares of Common Stock that would have been outstanding if our outstanding potentially dilutive securities had been issued. We currently have no Common Stock equivalents.

Recent Accounting Pronouncements

In 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) guidance on leases, with amendments issued in 2018. The guidance requires lessees to recognize most leases on the balance sheet but does not change the manner in which expenses are recorded in the income statement. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The two permitted transition methods under the guidance are the modified retrospective transition approach, which requires application of the guidance for all comparative periods presented, and the cumulative effect adjustment approach, which requires prospective application at the adoption date. The Company adopted the standard on January 1, 2019. The Company does not have any long-term lease as of December 31, 2021, as such the adoption of the standard has no impact on the Company’s financial statement and disclosures.

There are no other recently issued accounting pronouncements that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

NOTE 2 – Going Concern

U.S. GAAP requires management to assess a company’s ability to continue as a going concern within one year from the financial statement issuance and to provide related note disclosures in certain circumstances.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

F-8

As reflected in the accompanying consolidated financial statements, that have been prepared on a going concern basis, the Company had an accumulated deficit of $1,769,749 as of December 31, 2021 and a net loss of $1,542,938 for the year ended December 31, 2021. The loss includes “non-cash” transactions such as, offering costs of $666,017, depreciation expense of $169,627, and officer compensation of $730,800, totaling $1,495,444 in non-cash expenses for the year ended December 31, 2021. Based on its current forecast and budget, management believes that its cash resources will be sufficient to fund its operations at least until the end of first quarter 2023.

Our ability to continue as a going concern in the foreseeable future is dependent upon our ability to generate revenues. Management has evaluated these conditions and plans to raise capital as needed to grow and to generate additional revenues to satisfy our capital needs. No assurance can be given that we will be successful in these efforts.

Note 3 - Accounts Receivable

CW has accounts receivable of $171,361 and $82,721 net of an allowance for bad debt of $11,373 and $8,118, as of December 31, 2021 and 2020, respectively. Accounts receivables are written-off when it becomes apparent based upon age or customer circumstances that such amounts will not be collected.

The following table sets forth activities in our allowance for bad debt:

Description	December 31, 2021	December 31, 2020
Balance as of beginning of period	$8,118	$23,118
Charges to provision for bad debt	3,255	(15,000)
Write-off of uncollectible accounts receivable	-	-
Recoveries of bad debt	-	-
Balance as of end of period	$11,373	$8,118

Note 4 – Inventories

Inventories as of December 31, 2021 and 2020, consists of the following:

Description	December 31, 2021	December 31, 2020
Tank Heel Inventory	$127,607	$127,607
Total	$127,607	$127,607

Tank heel inventory represents the cost of fuel maintained in storage tanks owned by other parties to assure maintenance of capacity.

Note 5 - Property and Equipment

The amount of property and equipment as of December 31, 2021 and 2020, consist of the following:

Description	December 31, 2021	December 31, 2020
Furniture, fixtures and equipment	$17,932	$17,932
Transportation equipment	1,097,523	1,019,330
Total property cost	$1,115,455	$1,037,262
Accumulated depreciation	757,753	588,126
Property and equipment, net	$357,702	$449,136

F-9

For the year ended December 31, 2021 and 2020, CW recorded depreciation expense of $169,627 and $157,647, respectively. We acquired equipment of $78,193 and $82,188 during the year ended December 31, 2021 and 2020 respectively. There were no disposals in 2021. In 2020, we had net disposals of $1,980 and recognized a gain on sale of asset of $1,120.

NOTE 6 - Debt

CW has installment notes payable secured by our transportation equipment. Interest rates range from 2% to 18% per annum and averaged 9.58% and 8.14% as of December 31, 2021 and 2020, respectively. The terms of these notes range from 36 to 72 months and average 64. In 2021, CW acquired notes of $77,793 for property and equipment and made repayments of $281,049 and acquired notes of $76,843 for property and equipment and made repayments of $142,846 in 2020. The balances of these notes payable as of December 31, 2021 and 2020 were $417,161 and $620,417, respectively.

Economic Injury Disaster Loan

On May 31, 2020, The Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business.

Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), the principal amount of the EIDL Loan is up to $149,900, with proceeds to be used for working capital purposes. The Company has secured an EIDL loan in the amount of $150,000. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning May 31, 2021 (twelve months from the date of the SBA Note (defined below)) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Note. In connection therewith, the Company received a $2,000 advance, which does not have to be repaid and was recorded as a portion of other income for the year ended December 31, 2020. As of December 31, 2021, CW had paid off the SBA loan of $149,900 in full.

As of December 31, 2021, the aggregate annual maturities of debt are as follows:

Year Ending December 31, 2021	Amount
2022	$129,548
2023	100,525
2024	88,768
2025	61,935
2026	29,365
Thereafter	7,020
Total	$417,161

Note 7 – Income Taxes

The income tax provision for the years ended December 31, 2021 and 2020 reflect current tax payments for state franchise taxes which are considered an income tax. There are no provisions or recoveries for current or deferred federal income taxes.

F-10

A reconciliation of the U.S. federal statutory income tax rate to our effective income tax rate is as follows:

Description	2021	2020
Tax provision at federal statutory tax rate	$(324,017)	$22,436
Permanent and temporary differences	157,897	44,844
Change in valuation allowance	166,120	(67,280)
Federal income tax provision	$-	$-

The statutory rates noted above were 21% in 2021 and 2020.

Deferred tax assets consisted of the following at December 31, 2021 and 2020.

Description	2021	2020
Deferred tax assets
Net operating loss carryforward	$1,840,127	$733,433
Deferred tax at 21% statutory rate	386,427	162,421
Less: valuation allowance	(386,427)	(162,421)
Net deferred tax asset	$-	$-

As of December 31, 2021 CW has net operating losses (“NOLs”) of approximately $1,840,127. This NOL expires according to the following table:

Year Ending December 31,	Amount
2038	205,471
Indefinite	1,634,656
Total	$1,840,127

CW assessed the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, as of December 31, 2021, a valuation allowance of $386,427 has been recorded to recognize the portion of the deferred tax asset that is more likely than not to be realized, which is zero. The amount of the deferred tax asset considered realizable could be adjusted if estimates of future taxable income during the carryforward period change or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as growth projections.

Open tax years that could potentially be examined and changed by the IRS are 2014-2020, 2021 has not yet been filed.

Note 8 – Related Party Transactions

Short term notes payable includes $345,000 and $295,000 as of December 31, 2021 and 2020, respectively, of loans from related parties. Interest expense of $23,600 was accrued for the year ended December 31, 2021 and $23,600 was accrued for the year ended December 31, 2020.

The Company leases land for storage of transportation equipment on a month-to-month lease from its President for $1,500 per month.

F-11

Note 9 - Officer Compensation

During the year ended December 31, 2021, the Company issued 9,000,000 shares of restricted stock under the “2021 Stock Incentive Plan” to three directors in equal parts as officer compensation. These shares were valued at the closing price of $0.08 per share and are reflected as a non-cash expense of $730,800 in the statement of operations.

Note 10 – Stockholders’ Equity

During the year ended December 31, 2021, 1,500 shares were returned to the Company, of which 1,400 shares are related to 2020 share buybacks and 100 shares are related to 2021 share buybacks. These transactions have been reflected on the statement of stockholders’ equity for the year ended December 31, 2021.

During the year ended December 31, 2021, 43,333 shares were issued for $31,900 to two shareholders at a price of $0.75 per share.

During the year ended December 31, 2021, 9,000,000 shares were issued to three directors in equal parts as officer compensation. These shares were valued at the closing price of $0.08 per share on the date of issuance.

During the year ended December 31, 2021, the Company recorded $315,009 for services rendered in 2021 related to the 175,005 shares previously issued in 2020.

During the year ended December 31, 2020, the Company issued an aggregate of 330,565 shares of Common Stock of which, 175,005 Common Stock shares were issued but not recorded due to the shares relating to 2021 services to be provided and 155,560 shares of Common Stock were issued and recognized for services to be rendered which along with $70,000 cash payments was recorded as deferred offering costs totaling $350,008 on the consolidated balance sheet. These shares were valued at the closing price of $1.80 per share on the agreement date.

Common Stock

During the year ended December 31, 2020, the Company bought back an aggregate of 1,400 shares of Common Stock for a price of $2.50 per share. These shares were returned to the Company in 2021.

Common Stock

Note 11- Supplemental Cash Flow Disclosures

Supplemental cash flow disclosures for the year ended December 31, 2021 and 2020, are as follows:

Description	2021	2020
Cash payments for
Income taxes	$-	$-
Interest	$63,031	$73,995
Non-cash financing and investing activities
Installment notes issued for property acquisitions	$77,793	$76,843

Note 12 – Concentrations

Accounts receivable as of December 31, 2021 are concentrated among three customers representing 60%, 21% and 17% of accounts receivable. Accounts receivable as of December 31, 2020 are concentrated among three customers representing 54%, 25% and 21% of accounts receivable.

Revenue includes a significant concentration among customers for the year ended December 31, 2021 in which one customer represented 81% of revenue.

Revenue includes a significant concentration among customers for the year ended December 31, 2020 in which one customer represented 80% of revenue.

Note 13 – Subsequent Events

Subsequent events have been evaluated through April 29, 2022, the date these financial statements were available to be released and noted no other events requiring disclosure.

F-12

Item 8. Exhibits

Index to Exhibits

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished Herewith
2.1	Articles of Incorporation	1-A	024-11446	2.1	2/9/21
2.2	Amendment to Articles of Incorporation	1-A	024-11446	2.2	2/9/21
2.3	By-Laws	1-A POS	024-10846	3.2	9/30/19
2.4	Certificate of Designation for Series A Preferred Stock					X
4.1	Subscription Agreement	1-A	024-11446	4.1	2/9/21
99.1	2021 Stock Incentive Plan					X
14.1	Code of Ethics	1-A POS	024-10846	14.1	9/30/19

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CW PETROLEUM CORP

By:	/s/ Christopher Williams

Date:	April 29, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Christopher Williams

Date:	April 29, 2022

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